EXHIBIT 99.4

                                PHOTOWORKS, INC.
                     1999 STOCK INCENTIVE COMPENSATION PLAN
                       NONQUALIFIED STOCK OPTION AGREEMENT


                  (A)      Name of Holder:  Gary R. Christophersen
                  (B)      Grant Date:  October 30, 2001
                  (C)      Number of Shares:  125,000
                  (D)      Exercise Price:  $.12
                  (E)      Expiration Date: October 30, 2006
                  (F) Vesting Commencement Date: 33.34% on the date one year from date of grant, 66.67% two years from date of grant and 100% three years from date of grant.


         THIS NONQUALIFIED STOCK OPTION AGREEMENT (the "Agreement") is made and entered into as of the date set forth in Item (B) above (the "Grant Date") between PhotoWorks, Inc., a Washington corporation (the "Company") and the person named in Item A above ("Holder").

         THE PARTIES AGREE AS FOLLOWS:

1. Grant of Option; Grant Date. The Company hereby grants to Holder pursuant to the Company's 1999 Stock Incentive Compensation Plan, as amended from time to time (the "Plan"), a copy of which is available from the Company on request, the right (the "Option") to purchase up to the number of shares of the Company's Common Stock listed in Item (C) above (the "Option Shares") at the price per share set forth in Item (D) above (the "Exercise Price"), on the terms and conditions set forth in this Agreement and in the Plan, the terms and conditions of the Plan being incorporated into this Agreement by reference. This Option is not intended to qualify as an incentive stock option for purposes of Section 422 of the Internal Revenue Code of 1986, as amended. The number and kind of Option Shares and the Exercise Price may be adjusted in certain circumstances in accordance with the provisions of Section 14 of the Plan.

2. Termination of Option. A vested Option shall terminate, to the extent not previously exercised, upon the occurrence of the first of the following events:

     (a) five years from the date of grant;


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     (b) the expiration of three months from the date of Holder's termination of employment by or services to the Company for any reason other than death or disability (as defined in the Plan);

     (c) the expiration of one year from (i) the date of Holder's death; or (ii) Holder's termination of employment by or service to the Company coincident with disability (as defined in the Plan); or

     (d) immediately upon Holder's termination of employment by or service to the Company for Cause (as defined in the Plan).

3. Exercise of Options.

3.1 Exercise Schedule. This Option shall vest and be exercisable according to the following schedule: (a) 33.34% on the date one year after the date of grant;
(b) 66.67% two years from date of grant and (c) 100% three years from date of grant. The unvested portion of the Option, if any, shall terminate immediately upon the Holder's termination of employment by or service to the Company for any reason whatsoever. The vesting schedule for the Option is subject to acceleration in accordance with the provisions of Section 14.2 of the Plan.

3.2 Manner of Exercise. Holder may exercise this Option by: (i) the surrender of this Option Agreement to the Secretary of the Company at the principal office of the Company, accompanied by an executed notice of exercise in the form attached hereto as Exhibit 3.2 (or at the option of the Company such other form of stock purchase agreement as shall then be acceptable to the Company), (ii) paying in full the Exercise Price in the manner provided in Section 3.4 below and (iii) paying his or her share of any applicable withholding or employment taxes. This Option may not be exercised as to less than 100 Shares at any one time (or the lesser number of remaining shares covered by this Option). The date the Company receives each of the above items will be considered the date this Option was exercised.

3.3 Payment. Payment is required to be made for Option Shares purchased at the time written notice of exercise of the Option is given to the Company as provided in Section 7.5 of the Plan. The proceeds of any payment shall constitute general funds of the Company.

4. Nonassignability of Option. This Option is not assignable or transferable by Holder except in accordance with Section 13 of the Plan. Any attempt to assign, pledge, transfer, hypothecate or otherwise dispose of this Option in a manner not herein permitted, and any levy of execution, attachment, or similar process on this Option, shall be null and void.

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5. Restriction on Issuance of Shares.

5.1 Legality of Issuance. The Company shall not be obligated to sell or issue any Option Shares pursuant to this Agreement if such sale or issuance, in the judgment of the Company and the Company's counsel, might constitute a violation by the Company of any provision of law, including without limitation the provisions of the Securities Act of 1933, as amended (the "Securities Act").

5.2 Registration or Qualification of Securities. The Company may, but shall not be required to, register or qualify the sale of any Option Shares under the Securities Act or any other applicable law. The Company shall not be obligated to take any affirmative action in order to cause the grant or exercise of this Option or the issuance or sale of any Option Shares pursuant thereto to comply with any law.

6. Restriction on Transfer. Regardless of whether a sale of the Option Shares has been registered under the Securities Act or has been registered or qualified under the securities laws of any state, the Company may impose restrictions upon the sale, pledge, or other transfer of Option Shares (including the placement of appropriate legends on stock certificates) if, in the judgment of the Company and the Company's counsel, such restrictions are necessary or desirable in order to achieve compliance with the provisions of the Securities Act, the securities laws of any state, or any other law, or if the Company does not desire to have a trading market develop for its securities.

7. Professional Advice. The acceptance and exercise of the Option and the sale of Option Shares has consequences under federal and state tax and securities laws which may vary depending upon the individual circumstances of the Holder. Accordingly, Holder acknowledges that he has been advised to consult his personal legal and tax advisor in connection with this Agreement and his dealings with respect to the Option and the Option Shares. Holder further acknowledges that the Company has made no warranties or representations to Holder with respect to the income tax consequences of the grant and exercise of this Option or the sale of the Option Shares and Holder is in no manner relying on the Company or its representatives for an assessment of such consequences.

8. Assignment; Binding Effect. Subject to the limitations set forth in this Agreement, this Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, legal representatives, and successors of the parties hereto; provided, however, that Holder may not assign any of Holder's rights under this Agreement.

9. Damages. Holder shall be liable to the Company for all costs and damages, including incidental and consequential damages, resulting from a disposition of Option Shares which is not in conformity with the provisions of this Agreement.

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10.  Governing  Law.  This  Agreement  shall be governed  by, and  construed  in accordance with, the laws of the State of Washington excluding those laws that direct the application of the laws of another jurisdiction.

11. Notices. All notices and other communications under this Agreement shall be in writing. Unless and until Holder is notified in writing to the contrary, all notices, communications, and documents directed to the Company and related to the Agreement, if not delivered by hand, shall be mailed, addressed as follows:

                           PhotoWorks, Inc.
                           1260 - 16th Avenue West
                           Seattle, Washington  98119
                           c/o Corporate Secretary


Unless and until the Company is notified in writing to the contrary, all notices, communications, and documents intended for Holder and related to this Agreement, if not delivered by hand, shall be mailed to Holder's last known address as shown on the Company's books. Notices and communications shall be mailed by first class mail, postage prepaid; documents shall be mailed by registered mail, return receipt requested, postage prepaid. All mailings and deliveries related to this Agreement shall be deemed received when actually received, if by hand delivery, and two (2) business days after mailing, if by mail.

12. Arbitration. Any and all disputes or controversies arising out of this Agreement shall be finally settled by arbitration conducted in Seattle, Washington, in accordance with the then existing rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided that nothing in this Section 12 shall prevent a party from applying to a court of competent jurisdiction to obtain temporary relief pending resolution of the dispute through arbitration. The parties hereby agree that service of any notices in the course of such arbitration at their respective addresses as provided for in
Section 11 shall be valid and sufficient.

13. Rights of Holder. Neither this Option, the execution of this Agreement nor the exercise of any portion of this Option shall confer upon Holder any right to, or guarantee of, continued employment by, or service as a director or consultant to, the Company, or in any way limit the right of the Company to terminate Holder's relationship with the Company.

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Agreement  Subject  to Plan.  This  Option  and this  Agreement  evidencing  and confirming the same are subject to the terms and conditions set forth in the Plan and in any amendments to the Plan existing now or in the future, which terms and conditions are incorporated herein by reference. A copy of the Plan will be made available to Holder upon request. Should any conflict exist between the provisions of the Plan and those of this Agreement, those of this Agreement shall govern and control. This Agreement and the Plan set forth the entire and exclusive understanding between the Company and Holder with respect to the Option and shall be deemed to integrate, replace and supersede all previous communications, representations or agreements between the parties, whether written or oral, regarding the grant of stock options or the purchase by or issuances of shares to Holder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated except by an instrument in writing signed by the Company and the Holder.

IN WITNESS WHEREOF, the parties have executed this Option Agreement as of the Effective Date.

                                  PHOTOWORKS, INC.


                                  By       /s/ Gary R. Christophersen
                                     ------------------------------------------

                                  Title    Chairman & CEO
                                        ---------------------------------------


Holder hereby accepts and agrees to be bound by all of the terms and conditions of this Agreement and the Plan.


                                    /s/ Gary R. Christophersen
                                    -------------------------------------------
                                     Holder



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                                   EXHIBIT 3.2

                               NOTICE OF EXERCISE

                                    (To be signed only upon exercise of Option)


To:      PhotoWorks, Inc.
         ----------------------------

         The undersigned, the holder of an option to purchase shares of common stock of PhotoWorks, Inc. pursuant to an Option Agreement dated as of __________ __, ____ (the "Option Agreement") hereby irrevocably elects to exercise the purchase right represented by the Option Agreement for, and to purchase under that Option Agreement, __________ shares of Common Stock and herewith makes payment of $_____________ for those shares and payment of $___________ for holder's share of withholding and employment taxes resulting from such exercise. Holder hereby confirms the representations, warranties and agreements set forth in the Option Agreement.

         DATED: __________________, ____.


                                     HOLDER:






                                    By:
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                                    Title:
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                                    ADDRESS:

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